Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. · Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
March 30, 2009
Oxford Industries Reports Fourth Quarter and Fiscal 2008 Results
- Results Consistent with March 5, 2009 Announcement -
- Reduces Total Debt during the Fiscal Year by 27% -
- Declares Quarterly Dividend of $0.09 -
ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and 2008 fiscal year ended January 31, 2009. Consolidated net sales were $199.9 million in the fourth quarter compared to $261.9 million in the same period of the prior year, which was the three months ended February 2, 2008. Excluding non-cash impairment charges and other unusual items, earnings per diluted share were $0.06, consistent with the Company’s previously issued guidance and March 5, 2009 announcement. On a GAAP basis, the Company reported a loss of $18.17 per diluted share in the fourth quarter compared to a profit of $0.36 in the same period of the prior year. For reference, tables reconciling certain GAAP to adjusted measures for fiscal 2008 are included at the end of this release.
For the full year 2008, consolidated net sales were $947.5 million compared to $1,085.3 million in the prior twelve month period. Excluding non-cash impairment charges and other unusual items, earnings per diluted share were $1.44 for the 2008 fiscal year. On a GAAP basis, the Company reported a loss of $17.00 per diluted share in fiscal 2008 compared to a profit of $2.59 in the prior twelve month period.
J. Hicks Lanier, Chairman and CEO of Oxford Industries, Inc. commented, “While we are not satisfied with our results for the fourth quarter, there is no question that they have been impacted by perhaps the worst retail environment in the history of our Company. While we are hopeful that we will see a return to more normalized levels of consumer activity, our plans for the future incorporate a prudent and cautious view of fiscal 2009.”
Mr. Lanier continued, “Our focus during these difficult times is first on maintaining the integrity and market positioning of our brands and second on continuing to strengthen our balance sheet. Our results demonstrate that our focus on these priorities has paid off. We
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have maintained our historical gross margins while simultaneously reducing inventories and debt levels, cutting costs and reducing capital expenditures. To further enhance our liquidity we have reduced our quarterly dividend from $0.18 to $0.09 per share for the first quarter of fiscal 2009. We remain confident in our brands and the management teams across the entire enterprise.”
The Company noted that inventories at the end of the fiscal year were $129.2 million compared to $158.9 million at February 2, 2008. This net reduction of 19% was planned to mitigate inventory markdown risk and promotional pressure for the Company’s operating groups, but will also limit upside sales opportunities in fiscal 2009. Liquidity remained strong with $113 million of availability at fiscal year end under the Company’s U.S. revolving credit facility. Total debt at the end of fiscal 2008 was $199.3 million compared to $272.3 million at February 2, 2008. This reduction of 27% was primarily a result of positive cash flow from operations and the Company’s fourth quarter repurchase of $33.2 million of its senior unsecured notes at a discount.
The Company also noted that due to the cost-cutting actions taken, selling, general and administrative expenses (SG&A) are expected to be $40 million less in fiscal 2009 than in fiscal 2008. As previously announced, the Company has moderated store roll out plans. Capital expenditures for fiscal 2009 are planned to be between $10 million and $12 million compared to $20.7 million in fiscal 2008.
Operating Results
Tommy Bahama reported net sales of $96.7 million for the fourth quarter of fiscal 2008 compared to $113.8 million in the same period of the prior year. The fourth quarter sales decrease was primarily driven by continued softness in the wholesale business as well as comparable store sales declines in company-owned retail stores. Tommy Bahama’s operating loss for the fourth quarter of fiscal 2008 was $211.8 million, which included a $221.6 million non-cash impairment charge related to goodwill and intangible assets, a $0.4 million non-cash fixed asset impairment charge and $0.3 million in severance charges. Excluding these items, operating income for the quarter was $10.5 million, compared to operating income of $17.1 million in the same period of the prior year. Operating income in the fourth quarter was negatively impacted by the difficult economic conditions. At the end of the fourth quarter of fiscal 2008, Tommy Bahama operated 82 retail locations of which 12 also included Tommy Bahama cafes and 11 were outlets.
Ben Sherman reported net sales of $26.2 million for the fourth quarter of fiscal 2008 compared to $36.5 million in the same period of the prior year. This decrease was primarily due to lower sales in the U.K. wholesale business and a 26% reduction in the average value of the British pound versus the U.S. dollar. The decrease was partially offset by increased sales in company-owned retail stores and increased sales in markets outside of the U.K. and the U.S. Ben Sherman reported an operating loss of $86.5 million in the fourth quarter of fiscal 2008, which included an $83.8 million non-cash impairment charge related to goodwill and intangible assets and $0.5 million of severance charges. Excluding these items, the operating loss for the quarter was $2.2 million
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compared to operating income of $2.7 million in the same period of the prior year, primarily due to the impact of lower sales.
Net sales for Lanier Clothes were $24.4 million in the fourth quarter of fiscal 2008 compared to $33.6 million reported in the same period of the prior year, with the decline driven primarily by continued difficulty in the tailored clothing market and the exit from the O Oscar and Nautica licensed businesses. During the fourth quarter of fiscal 2008, Lanier Clothes reported an operating loss of $1.4 million, which included $0.6 million of restructuring charges. Excluding these items, the operating loss for the quarter was $0.8 million compared to a $2.0 million operating loss in the same period of the prior year. The impact of lower sales was more than offset by reductions in operating expenses.
Oxford Apparel reported net sales of $52.3 million for the fourth quarter of fiscal 2008 compared to $77.9 million in the same period of the prior year. The decline in net sales was generally attributable to the Company’s strategy to focus on key product categories and exit underperforming lines of business, but was also impacted by the difficult economic conditions. Oxford Apparel reported an operating loss of $4.8 million for the fourth quarter of fiscal 2008, which included a $6.2 million non-cash impairment charge related to goodwill and an investment in a joint venture and a $0.9 million non-cash impairment charge related to fixed assets no longer in use. Excluding these items, operating income for the quarter was $2.3 million compared to operating income of $2.9 million in the same period of the prior year.
Corporate and Other operating income was $1.4 million for the fourth quarter, compared to an operating loss of $5.7 million in the same period of the prior year. This income was primarily attributable to the impact of favorable LIFO accounting adjustments of $6.0 million and reductions in overhead costs, including lower employee compensation costs, partially offset by $1.2 million of restructuring charges related to severance and vacating leased office space. Excluding the LIFO accounting adjustment and restructuring charges, the operating loss for the quarter was $3.4 million. LIFO accounting charges of $2.2 million were recognized in the same period of the prior year.
Consolidated gross margins for the fourth quarter of fiscal 2008 were 45.0% compared to 39.0% in the same period of the prior year. Gross margins for fiscal 2008 were 41.8% compared to 40.3% in the prior twelve month period. The increase in gross margins for the year was primarily due to the impact of $8.8 million of income related to LIFO accounting adjustments in fiscal 2008 compared to LIFO charges of $1.5 million in the prior twelve month period.
SG&A for the fourth quarter of fiscal 2008 was $84.8 million, or 42.4% of net sales, compared to $91.2 million, or 34.8% of net sales, in the same period of the prior year. For the full year, SG&A expenses were $358.1 million, or 37.8% of net sales, compared to $366.5 million, or 33.8% of net sales, in the prior twelve month period. The decrease in SG&A for the year reflected reductions in overhead, including employment costs in each operating group, the impact of a 10% reduction in the average value of the British pound versus the U.S. dollar and the resolution of a contingent liability partially offset by expenses associated with operating additional Tommy Bahama retail stores and certain
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restructuring charges in fiscal 2008. The increase in SG&A as a percentage of net sales was due to the reduction in net sales as described above.
Amortization of intangible assets decreased to $0.6 million in the fourth quarter of fiscal 2008 from $1.2 million in the same period of the prior year. For the year, amortization was $2.9 million compared to $5.4 million in the twelve months ended February 2, 2008. The decrease resulted from amortization typically being greater in the earlier periods following an acquisition. Amortization of intangible assets is expected to be approximately $1.2 million and depreciation is expected to be approximately $20 million in fiscal 2009.
Impairment of goodwill, intangible assets and investment in joint ventures was $311.5 million in the fourth quarter and $314.8 million in the full year of fiscal 2008 with no such charges taken in the prior twelve month period. These non-cash charges were required under the application of current accounting rules for impairment and resulted principally from the decline in the Company’s market capitalization.
Royalties and other operating income for the fourth quarter of fiscal 2008 were $4.2 million compared to $5.3 million in the same period of the prior year. For the full fiscal year, royalties and other operating income were $17.3 million compared to $19.8 million in the prior twelve month period. The decrease for the year was primarily due to a $2.0 million gain in the prior twelve month period related to the sale of a facility and the impact of foreign currency rates on royalty income in the Ben Sherman Group partially offset by the sale of a trademark in the second quarter of fiscal 2008.
Over the course of the fourth quarter of fiscal 2008, the Company paid $25.0 million to repurchase a face-value of $33.2 million of its 8.875% senior unsecured notes. This repurchase created a pre-tax gain in the quarter of approximately $7.8 million. As a result of these transactions, the Company expects to save in excess of $2.2 million of annual interest expense in fiscal 2009 at the rate currently applicable under its U.S. revolving credit facility.
Interest expense in the fourth quarter of fiscal 2008 decreased to $4.9 million from $6.4 million in the same period of the prior year. Interest expense increased 6.0% to $23.7 million for fiscal 2008 compared to $22.4 million in the prior twelve month period primarily due to the write off of unamortized financing costs. This was partially offset by lower applicable interest rates. Borrowings under the US revolving credit facility during the fourth quarter were at prime or LIBOR plus 200 basis points.
Balance Sheet
Receivables were $78.6 million at January 31, 2009 compared to $105.6 million at February 2, 2008. The 26% decrease was primarily due to lower wholesale sales in the last two months of fiscal 2008 compared to the months of December 2007 and January
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2008. The Company noted that it believes it is properly reserved for these receivables and that the overall quality of the receivables is sound.
Inventories at the end of fiscal 2008 were $129.2 million versus $158.9 million at February 2, 2008. A reduction in the Company’s LIFO reserve partially offset inventory reductions at all operating groups. Managing inventories closely was an important initiative throughout fiscal 2008. Tight inventory control reduced the Company’s need for markdowns and promotional activity, particularly during the holiday season.
Cash flow from operations was $90.4 million in fiscal 2008 compared to $67.0 million in the prior twelve month period. Fiscal 2008 cash flow from operations was driven by earnings before the impact of non-cash items as well as reductions in inventory and receivables.
Dividend
The Company announced that its Board of Directors has declared a cash dividend of $0.09 per share payable on May 1, 2009 to shareholders of record as of the close of business on April 15, 2009. The Company has paid dividends every quarter since it became publicly owned in 1960.
Outlook for Fiscal 2009
The Company noted that given the lack of visibility caused by the highly uncertain economic environment, it will not be providing 2009 sales and earnings guidance. The Company also noted that its plans for 2009 are conservative and assume a continuation of the difficult economic environment.
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. EDT today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com . Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through April 13, 2009. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 4446081. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com .
About Oxford:
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass
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merchants, department stores, specialty stores and Internet retailers. The Company operates retail stores, restaurants and Internet websites for some of its brands. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands.
Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.
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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this press release, in future filings by us with the Securities and Exchange Commission and in oral statements made by or with the approval of our management include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the duration and severity of the current economic conditions and the impact on consumer demand and spending, access to capital and/or credit markets, particularly in light of recent disruptions in those markets, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, costs of products and raw materials we purchase, expected outcomes of pending or potential litigation and regulatory actions, and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. You are encouraged to review the information in our Form 10-KT for the eight month transition period ended February 2, 2008 under the heading “Risk Factors” (and those described from time to time in our future reports filed with the Securities and Exchange Commission), which contains additional important factors that may cause our actual results to differ materially from those projected in any forward-looking statements. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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OXFORD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share amounts)

		Three		Twelve
	Fourth Quarter	Months Ended	Full Year	Months Ended
	Fiscal 2008	February 2, 2008	Fiscal 2008	February 2, 2008

Net sales	$199,868	$261,929	$947,516	$1,085,261
Cost of goods sold	110,006	159,901	551,045	647,415

Gross profit	89,862	102,028	396,471	437,846
Selling, general and administrative	84,828	91,171	358,071	366,511
Amortization of intangible assets	639	1,194	2,903	5,434
Impairment of goodwill, intangible assets and joint venture investment	311,539	—	314,813	—

	397,006	92,365	675,787	371,945
Royalties and other operating income	4,171	5,283	17,294	19,759

Operating income (loss)	(302,973)	14,946	(262,022)	85,660
Gain on repurchase of Senior Unsecured Notes	7,767	—	7,767	—
Interest expense, net	4,948	6,354	23,702	22,351

Earnings (loss) before income taxes	(300,154)	8,592	(277,957)	63,309
Income taxes (benefit)	(18,577)	2,684	(12,145)	17,899

Net earnings (loss)	$(281,577)	$5,908	$(265,812)	$45,410

Net earnings (loss) per common share:
Basic	$(18.17)	$0.36	$(17.00)	$2.61
Diluted	$(18.17)	$0.36	$(17.00)	$2.59

Weighted average common shares outstanding:
Basic	15,500	16,273	15,637	17,395
Dilution	—	82	—	158

Diluted	15,500	16,355	15,637	17,553

Dividends declared per common share	$0.18	$0.18	$0.72	$0.72
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OXFORD INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par amounts)

	January 31,	February 2,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$3,290	$14,912
Receivables, net	78,567	105,561
Inventories, net	129,159	158,925
Prepaid expenses	17,273	18,701

Total current assets	228,289	298,099
Property, plant and equipment, net	89,026	92,502
Goodwill, net	—	257,921
Intangible assets, net	135,999	230,933
Other non-current assets, net	20,180	30,817

Total Assets	$473,494	$910,272

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$87,723	$101,123
Accrued compensation	14,027	14,485
Income taxes payable	—	20
Dividends payable	—	2,889
Short-term debt and current maturities of long-term debt	5,083	37,900

Total current liabilities	106,833	156,417
Long-term debt, less current maturities	194,187	234,414
Other non-current liabilities	47,244	50,909
Non-current deferred income taxes	32,111	60,984
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value; 60,000 authorized and 15,866 issued and outstanding at January 31, 2009 and 16,049 issued and outstanding at February 2, 2008	15,866	16,049
Additional paid-in capital	88,425	85,224
Retained earnings	16,433	293,212
Accumulated other comprehensive (loss) income	(27,605)	13,063

Total shareholders’ equity	93,119	407,548

Total Liabilities and Shareholders’ Equity	$473,494	$910,272

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OXFORD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

		Twelve
		Months Ended
	Fiscal 2008	February 2, 2008

Cash Flows From Operating Activities:
Net earnings (loss)	$(265,812)	$45,410
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation	21,953	18,950
Amortization of intangible assets	2,903	5,434
Impairment of goodwill, intangible assets and joint venture investment	314,813	—
Amortization of deferred financing costs and bond discount	2,921	2,516
Gain on repurchase of Senior Unsecured Notes	(7,767)	—
Stock compensation expense	3,485	1,321
Loss on sale of property, plant and equipment	415	781
Equity method investment income	(1,273)	(1,149)
Deferred income taxes	(22,630)	(9,058)
Changes in working capital:
Receivables	21,864	1,296
Inventories	24,025	7,356
Prepaid expenses	1,325	2,658
Current liabilities	(9,455)	(15,293)
Other non-current assets	6,100	(756)
Other non-current liabilities	(2,504)	7,516

Net cash provided by operating activities	90,363	66,982
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired, and investment in unconsolidated entity	(779)	(56,291)
Purchases of property, plant and equipment	(20,735)	(33,677)
Proceeds from sale of property, plant and equipment	275	2,954

Net cash used in investing activities	(21,239)	(87,014)
Cash Flows From Financing Activities:
Repayment of financing arrangements	(373,088)	(180,071)
Proceeds from financing arrangements	334,344	252,858
Repurchase of Senior Unsecured Notes	(24,971)	—
Deferred financing costs paid	(1,665)	—
Proceeds from issuance of common stock	91	4,405
Repurchase of common stock	—	(60,058)
Dividends on common stock	(14,413)	(12,870)

Net cash provided by (used in) financing activities	(79,702)	4,264

Net change in cash and cash equivalents	(10,578)	(15,768)
Effect of foreign currency translation on cash and cash equivalents	(1,044)	218
Cash and cash equivalents at the beginning of year	14,912	30,462

Cash and cash equivalents at the end of year	$3,290	$14,912

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OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(in thousands)

		Three Months		Twelve
		Ended		Months Ended
	Fourth Quarter	February 2,	Full Year	February 2,
	Fiscal 2008	2008	Fiscal 2008	2008

Net Sales
Tommy Bahama	$96,696	$113,809	$421,687	$462,895
Ben Sherman	26,205	36,509	133,522	158,927
Lanier Clothes	24,396	33,626	135,581	160,705
Oxford Apparel	52,335	77,946	257,125	300,747
Corporate and Other	236	39	(399)	1,987

Total Net Sales	$199,868	$261,929	$947,516	$1,085,261

Operating Income (Loss)
Tommy Bahama	$(211,763)	$17,085	$(173,448)	$75,834
Ben Sherman	(86,483)	2,670	(84,988)	8,495
Lanier Clothes	(1,389)	(1,995)	(8,283)	(130)
Oxford Apparel	(4,782)	2,903	11,627	20,614
Corporate and Other	1,444	(5,717)	(6,930)	(19,153)

Total Operating Income (Loss)	$(302,973)	$14,946	$(262,022)	$85,660
Gain on repurchase of Senior Unsecured Notes	7,767	—	7,767	—
Interest Expense, net	4,948	6,354	23,702	22,351

Earnings (Loss) Before Income Taxes	$(300,154)	$8,592	$(277,957)	$63,309

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RECONCILIATION OF GAAP NET EARNINGS (LOSS) PER DILUTED COMMON SHARE TO
NET EARNINGS (LOSS) PER DILUTED COMMON SHARE, AS ADJUSTED
Set forth below is our reconciliation of net earnings (loss) per diluted common share, calculated in accordance with generally accepted accounting principles, or GAAP, to net earnings (loss) per diluted common share, as adjusted, for each of the four quarters of and full year of fiscal 2008. Net earnings (loss) per diluted common share, as adjusted, excludes the impact of (i) certain restructuring charges, (ii) other unusual items, (iii) the write off of unamortized financing costs in association with the amendment of our revolving credit facility in August 2008, (iv) certain goodwill, intangible asset and investment in joint venture impairment charges, (v) certain property, plant and equipment impairment charges, (vi) LIFO accounting adjustments, (vii) the gain on the repurchase of $33.2 million face value of our 8.875% senior unsecured notes and (viii) certain adjustments to tax expense. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our results excluding these items provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the results excluding these items to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results excluding these items provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	First	Second	Third	Fourth	(1)
	Quarter	Quarter	Quarter	Quarter	Full Year
	Fiscal 2008	Fiscal 2008	Fiscal 2008	Fiscal 2008	Fiscal 2008

Per Diluted Common Share:
GAAP net earnings (loss), as reported	$0.59	$0.09	$0.31	($18.17)	($17.00)
Add: Restructuring charges (2)	—	0.31	0.03	0.11	0.45
Deduct: Net gain from other unusual items (3)	—	(0.04)	—	—	(0.04)
Add: Unamortized financing costs written off (4)	—	—	0.04	—	0.04
Add: Impairment charges for goodwill, intangible assets and investment in joint venture (5)	—	0.14	—	18.68	18.66
Add: Impairment charges for property, plant and equipment (6)	—	0.01	—	0.06	0.06
Deduct: LIFO accounting adjustments (7)	0.02	(0.14)	—	(0.26)	(0.38)
Deduct: Gain on repurchase of Senior Unsecured Notes (8)	—	—	—	(0.34)	(0.33)
Add: Adjustments to tax expense (9)	—	—	—	(0.02)	(0.02)

Net earnings (loss), as adjusted (10)	$0.61	$0.37	$0.38	$0.06	$1.44

Weighted average common shares outstanding — diluted	16,085	15,653	15,581	15,500	15,637

(1)	The sum of the amounts for the four quarters do not equal the amounts included for the full year due to the relationship between the timing of certain of the significant charges, the weighted average shares outstanding during fiscal 2008 and rounding.

(2)	Charges relate to inventory disposal, payments related to license termination, severance costs and charges related to vacated leased office space.

(3)	Unusual items include the resolution of a contingent liability and the sale of a trademark, partially offset by an increase in bad debt expense due to certain significant customer bankruptcies during the second quarter of fiscal 2008.

(4)	Unamortized financing costs written off relate to the amendment and restatement of our revolving credit facility in the third quarter of fiscal 2008.

(5)	Impairment charges relate to goodwill, intangible asset and investment in joint venture recorded in the second quarter and fourth quarter of fiscal 2008. Amounts recorded in the second quarter were previously classified as restructuring charges in our reconciliation of non-GAAP financial information table.

(6)	Impairment charges relate to the impairment of certain property, plant and equipment. Amounts recorded in the second quarter were previously classified as restructuring charges in our reconciliation of non-GAAP financial information table.

(7)	LIFO accounting adjustments, which are all recorded in Corporate and Other, reflect LIFO accounting adjustments resulting from the restructuring charges in the second quarter of fiscal 2008 and the significant LIFO liquidation in the fourth quarter of fiscal 2008. The first quarter and second quarter of fiscal 2008 reflect a charge and income of $0.02 and $0.06, respectively, related to LIFO accounting adjustments not related to restructuring charges or LIFO liquidation. These charges were not previously included in our reconciliation of non-GAAP financial information. The second quarter LIFO accounting adjustment related to inventory and markdown costs associated with restructuring activities of $0.08 was previously classified as an offset to restructuring charges in our reconciliation of non-GAAP financial information.

(8)	Gain on the repurchase of Senior Unsecured Notes reflects our gain on the repurchase of $33.2 million face value of our Senior Unsecured Notes in the fourth quarter of fiscal 2008.

(9)	The adjustment to tax expense primarily relates to changes in certain contingency reserves in the fourth quarter of fiscal 2008.

(10)	Net earnings per common share, as adjusted for the first quarter of fiscal 2008 and the second quarter of fiscal 2008 were previously reported as $0.59 and $0.43, respectively. The change from the previously reported amounts result from the inclusion of the $0.02 charge and $0.06 of income related to LIFO accounting adjustments which were not previously included as a reconciling item in previous quarters.
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RECONCILIATION OF GAAP OPERATING INCOME (LOSS) TO
OPERATING INCOME (LOSS), AS ADJUSTED
Set forth below are our reconciliations of operating income (loss) for each operating group and in total, calculated in accordance with GAAP, to operating income (loss), as adjusted for the fourth quarter and full year of fiscal 2008. Operating income (loss), as adjusted, excludes the impact of (i) certain goodwill, intangible asset and investment in joint venture impairment charges, (ii) certain restructuring charges, (iii) other unusual items, (iv) certain fixed asset impairment charges and (v) LIFO accounting adjustments. We believe that investors often look at ongoing operating group operating income (loss) as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating group results excluding these items provides useful information to investors because this allows investors to make decisions based on our ongoing operating group results. We use the operating results excluding these items to discuss our operating groups with investment institutions, our board of directors and others. Further, we believe that presenting our operating results excluding these items provides useful information to investors because this allows investors to compare our operating group operating income (loss) for the periods presented to other periods.
Fourth Quarter of Fiscal 2008
(in thousands)

					Property,
	Operating				plant and		Operating
	income			Other	equipment	LIFO	income
	(loss), as	Impairment	Restructuring	Unusual	impairment	Accounting	(loss), as
	reported	charges	charges	Items	charges	Adjustments	adjusted

Tommy Bahama	$(211,763)	$221,559	$297	$—	$443	$—	$10,536
Ben Sherman	(86,483)	83,766	501	—	—	—	(2,216)
Lanier Clothes	(1,389)	—	565	—	—	—	(824)
Oxford Apparel	(4,782)	6,214	27	—	859	—	2,318
Corporate and Other	1,444	—	1,147	—	—	(5,998)	(3,407)

Total	$(302,973)	$311,539	$2,537	$—	$1,302	$(5,998)	$6,407
Fiscal 2008
(in thousands)

					Property,
	Operating				plant and		Operating
	income			Other	equipment	LIFO	income
	(loss), as	Impairment	Restructuring	Unusual	impairment	Accounting	(loss), as
	reported	charges	charges	Items	charges	Adjustments	adjusted

Tommy Bahama	$(173,448)	$221,559	$509	$—	$443	$—	$49,063
Ben Sherman	(84,988)	83,766	535	—	—	—	(687)
Lanier Clothes	(8,283)	2,207	7,400	310	198	—	1,832
Oxford Apparel	11,627	7,281	800	(1,226)	859	—	19,341
Corporate and Other	(6,930)	—	1,219	—	—	(8,796)	(14,507)

Total	$(262,022)	$314,813	$10,463	$(916)	$1,500	$(8,796)	$55,042

(XXXX)